Exhibit 99.1

News Release
For Immediate Release
ALASKA PACIFIC BANCSHARES, INC. REPORTS
THIRD QUARTER RESULTS OF OPERATIONS FOR 2013

JUNEAU, Alaska, November 13, 2013 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today reported net loss available to common shareholders for the third quarter ended September 30, 2013 of $(38,000) or $(0.06) per diluted common share, as compared to net income of $45,000 or $0.06 per diluted common share, respectively for the same period in 2012.

Net income available to common shareholders for the nine months ended 2013 was $44,000 or $0.06 per diluted common share, compared to a net loss of $(78,000), or $(0.12) per diluted common share for the comparable period of 2012.

The provision for loan losses was $60,000 for the quarters ended September 30, 2013 and September 30, 2012.  The allowance for loan losses at September 30, 2013 was $1.9 million, representing 1.29% of total loans outstanding.  Total non-accrual loans were $5.9 million at September 30, 2013 compared with $6.1 million at June 30, 2013 and $5.6 million at September 30, 2012. The net increase over prior year was due primarily to the addition of two commercial non-residential real estate loans to one borrower totaling $976,000 that were more than 90 days past due at September 30, 2013 and one commercial non-residential real estate loan for $776,000 that is a troubled debt restructuring deemed to be impaired and placed on nonaccrual status due to payment history and insufficiency of cash flow.  This amount was offset by one commercial business loan for $1.4 million that was transferred to real estate owned and repossessed assets.  In addition, the Bank’s real estate owned and repossessed assets were $1.4 million at September 30, 2013 compared with $1.5 million at June 30, 2013 and $390,000 at September 30, 2012.  There were $117,000 of net loan charge offs for the quarter ended September 30, 2013 compared with $49,000 in net loan charge offs for the quarter ended September 30, 2012.

Net interest income was $2.0 million for the quarters ended September 30, 2013, June 30, 2013 and September 30, 2013.  Net interest margin on average interest-earning assets for the third quarter of 2013 was 4.63% compared with 4.76% for the quarter ended June 30, 2013, and 5.03% for the third quarter of 2012.

Loans (excluding loans held for sale and before the allowance for loan losses) were $150.3 million at September 30, 2013, a $600,000, or 0.4% increase from $149.7 million as of June 30, 2013 and a $200,000, or 0.1% decrease from $150.5 million as of September 30, 2012.  Deposits at September 30, 2013 were $161.3 million, a $7.3 million, or 4.7% increase from $154.0 million at June 30, 2013, and a $5.9 million, or 3.8% increase from $155.4 million at September 30, 2012.

Gain on sale of loans increased $42,000, to $176,000 for the third quarter of 2013 compared to the same period in the prior year and increased $41,000 from $135,000 for the second quarter of 2013 as a result of an increase in volume of mortgage loans originated and sold.

Noninterest expense was $2.2 million for both the quarter ended September 30, 2013 and June 30, 2013 compared to $2.1 million for the quarter ended September 30, 2012.  The net increase compared to the third quarter of 2012 was primarily related to an increase of $101,000 in professional and consulting fees and $75,000 in real estate owned and repossessed assets expense offset with a decrease of $50,000 in compensation and benefits expense and $71,000 in other expenses.

Provision for income taxes increased $287,000 to $367,000 for the third quarter of 2013 compared to $80,000 for the third quarter of 2012.  The increase was primarily related to a $208,000 reduction to the deferred income tax asset for amounts determined not to be realizable in future periods.

“The results for the third quarter of the year would have exceeded the second quarter performance, however as you can see by the comments above, the provision for income tax of $367,000 in third quarter, compared to a more normal provision of $65,000 in second quarter eliminated the quarter’s profits, stated Craig Dahl, President & CEO. I would expect our fourth quarter performance to be in line with previous quarters, subject to any decrease in our mortgage banking income as Alaska Pacific Bank begins an exit strategy from direct mortgage origination in response to rising interest rates, regulatory burden and an anticipated decline in volume.”  “Even with the recent announcement of the merger between Alaska Pacific Bancshares and Northrim Bancorp, we are focused on business as usual with the commercial and consumer segments of our business and will continue to serve the consumers and businesses of Southeast Alaska as we have since 1935.”

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations by our banking regulators including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses,  write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; legislative or regulatory changes such as the Dodd-Frank Wall Street Reform and Consumer Protection Act that adversely affect our business including changes in regulatory policies and principles, and the interpretation of regulatory capital or other rules as a result of Basel III; the time it may take to lease excess space in Company-owned buildings; the Agreement and Plan of Merger (the "Merger Agreement") with Northrim BanCorp, Inc. (“Northrim BanCorp”) may be terminated in accordance with its terms, and the merger may not be completed; termination of the Merger Agreement could negatively impact us; we will be subject to business uncertainties and contractual restrictions while the merger is pending; the Merger Agreement limits our ability to pursue an alternative acquisition proposal and requires us to pay a termination fee of $600,000 under limited circumstances relating to alternative acquisition proposals; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Contact:	Julie M. Pierce		Craig E. Dahl
	Senior Vice President and CFO	or	President and CEO
	907-790-5135		907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Second Quarter 2013
(dollars in thousands, except per-share amounts)

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Condensed Statement of Income (Loss):
Interest income	$2,095	$2,067	$2,164
Interest expense	95	101	138
Net interest income	2,000	1,966	2,026
Provision for loan losses	60	60	60
Gain on sale of loans	176	135	134
Other noninterest income	447	306	242
Noninterest expense	2,156	2,181	2,139
Net income before provision for income tax	407	166	203
Provision for income tax	367	65	80
Net income	40	101	123
Preferred stock dividend and discount accretion
Preferred stock dividend	59	60	60
Preferred stock discount accretion	19	20	18
Net (loss) income available to common shareholders	$(38)	$21	$45

Income (Loss) per common share:
Basic	$(0.06)	$0.03	$0.07
Diluted	$(0.06)	$0.03	$0.06

Performance Ratios:
Return on average equity	0.77%	1.94%	2.40%
Return on average assets	0.09	0.23	0.28
Yield on average interest-earning assets	4.85	5.01	5.37
Cost of average interest-bearing liabilities	0.32	0.34	0.46
Interest rate spread	4.53	4.67	4.91
Net interest margin on:
Average interest-earning assets	4.63	4.76	5.03
Average total assets	4.44	4.55	4.56
Efficiency ratio (a)	88.11	95.99	94.31

Average balances:
Loans	$149,783	$150,261	$152,692
Interest-earning assets	172,924	165,092	161,206
Assets	180,190	172,758	177,793
Interest-bearing deposits	119,894	118,431	116,240
Total deposits	156,856	149,157	152,571
Interest-bearing liabilities	119,894	118,431	119,240
Shareholders' equity	20,825	20,854	20,516

Weighted average common shares outstanding:
Basic	654,486	654,486	654,486
Diluted	770,226	768,697	745,085

	September 30, 2013	June 30, 2013	September 30, 2012
Condensed Balance Sheet data:
Total assets	$183,054	$176,908	$180,114
Loans, before allowance	150,292	149,726	150,454
Loans held for sale	105	1,585	473
Investment securities available for sale	5,689	5,821	4,968
Total deposits	161,281	153,982	155,381
Federal Home Loan Bank advances	-	-	3,000
Shareholders' equity	20,811	20,839	20,550

Shares outstanding (b)	654,486	654,486	654,486

Book value per share	$24.49	$24.54	$24.09

Asset quality:
Allowance for loan losses	$1,942	$1,999	$1,855
Allowance as a percent of loans	1.29%	1.34%	1.23%
Nonaccrual loans	$5,887	$6,054	$5,634
Total nonperforming assets	7,261	7,597	6,024
Impaired loans	10,282	11,067	10,921
Estimated specific reserves for impairment	473	473	473
Net (recoveries) charge offs for quarter	117	(3)	49
Net (recoveries) charge offs YTD	114	(3)	250
Real estate owned and repossessed assets	1,374	1,543	390

(a)	Noninterest expense, divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.

(b)	Excludes treasury stock.